ALICO SETS ANNUAL MEETING DATE AND RECORD DATE FOR ANNUAL MEETING, ESTABLISHES VICE CHAIRMAN AND EXECUTIVE COMMITTEE AND DEFERS DIVIDEND

LaBelle, FL, November 3, 2009 -- Alico, Inc. (NASDAQ:ALCO), a land management company, set December 30, 2009, as the record date for shareholders eligible to vote at the Company's annual meeting which will be held at 10:00 a.m. on February 19, 2010. The annual meeting will be held in the Alico Arena at Florida Gulf Coast University, 10501 FGCU Blvd. S., Fort Myers, FL 33965-6565.

The Board also established the position of Vice-Chairman and appointed JD Alexander to the position.  In other actions, the Board established an Executive Committee consisting of JD Alexander, Chairman of the Committee and Vice Chairman of the Board, John R. Alexander, Chairman of the Board, Ramon Rodriguez, John Rood and Gordon Walker.  Robert J. Viguet was named as an alternate.

The Board deferred consideration of a quarterly dividend until its next scheduled meeting in December 2009.  Chairman John Alexander said, "Based on the Company’s financial condition, performance and short term outlook at this time, we do not believe that a current dividend is in the best interests of the Company.  The Board will continue to review the condition, results and outlook for the Company and will make decisions about possible dividends based on those factors."

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate operations. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:

Steven M. Smith
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements about hopes and desires and involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.